EXHIBIT 10.36

OCCIDENTAL PETROLEUM CORPORATION
NON-EMPLOYEE DIRECTOR ANNUAL RETAINER

Effective with the Board term commencing after the 2014 Annual Meeting of Stockholders, each non-employee director, other than the Chairman of the Board, of Occidental Petroleum Corporation will be paid a retainer of $125,000 per year and the Chairman of the Board will be paid a retainer of $155,000 per year. Directors who are elected to fill a vacancy will receive a pro rata portion of the annual retainer based on the number of regular meetings remaining in the term. Effective with the Board term commencing after the 2014 Annual Meeting of Stockholders, directors shall not be entitled to receive a fee, in cash or stock, for attending regularly scheduled meetings of the Board or any Board Committee.